Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dynacure S.A.

We consent to the use of our report dated March 12, 2021, except for the stock split described in Note 2, as to which the date is July 12, 2021, with respect to the consolidated financial statements of Dynacure S.A. and its subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 12, 2021